EXHIBIT 11
                     Calculation of Weighted Average Shares
                    Outstanding for Net Income (Loss) Per Share

                                                                                           June 30,
                                                                                    1997               1998
                                                                                -------------    --------------
Earnings:
Net Income (Loss)..........................................................     $     222,796    $   (4,188,196)
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         4,605,000         6,103,522
Additional Shares Under Treasury Stock Method
   from Warrants Issued 12 Months Prior to 3/31/97*........................           670,860                --
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................         5,275,860         6,103,522
                                                                                =============    ==============

Net Income (Loss) Per Share................................................     $         .04    $         (.69)
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.